Exhibit 99.1


                      Atrion Reports First Quarter Results;
                           Diluted EPS Declines By 12%


     ALLEN, Texas--(BUSINESS WIRE)--May 8, 2006--Atrion Corporation (Nasdaq:ATRI) today announced that for the first quarter of 2006 revenues were 5% higher than in the first quarter of last year. Diluted earnings per share, however, were down 12% compared to the results for the first quarter of 2005.
     Commenting on the Company's results, Emile A. Battat, Chairman, said: "In press releases reporting our third and fourth quarter 2005 results, we noted that because of the Company's exceptionally strong earnings results in the quarter ended March 31, 2005, a comparison of our earnings per share in the first quarter of 2006 with the first quarter of 2005 would not necessarily be indicative of our performance for 2006. Now that the first quarter has been completed, we still believe that the above reported decline in earnings for the current quarter will not be representative of our results for the full year 2006. This year's quarter saw a small increase in revenues even as certain customers of our ophthalmic and related kitting business continued to have internal issues of their own. We are hopeful that they will satisfactorily resolve their issues by the end of the third quarter and then resume purchases at their customary levels." Mr. Battat added, "Construction of our new Florida facility continues to move forward on schedule. We expect the staged physical move of materials, equipment and personnel to begin in June and continue into much of the third quarter."
     Atrion's revenues for the quarter ended March 31, 2006 were $19,503,000 compared with $18,645,000 in the same period in 2005. On a diluted per share basis, earnings for the period decreased to $1.08 as compared to $1.23 in the same quarter of last year. Operating income for the current year period totaled $3,052,000, compared to $3,418,000 in last year's first quarter.
     Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

     The statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Words such as "expect," "believes," "anticipates," "intends," "hopeful" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.



                               ATRION CORPORATION
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                    Three Months Ended
                                                         March 31,
                                                      2006      2005
                                                   --------- ---------
Revenues                                            $19,503   $18,645
Cost of goods sold                                   12,155    11,024
                                                   --------- ---------
  Gross profit                                        7,348     7,621
Operating expenses                                    4,296     4,203
                                                   --------- ---------
  Operating income                                    3,052     3,418

Interest income (expense), net                           10        (6)
Other income, net                                        --         8
                                                   --------- ---------
  Income before income taxes                          3,062     3,420
Income tax provision                                   (956)   (1,126)
                                                   --------- ---------
  Net income                                          2,106     2,294
                                                   ========= =========


Income per basic share                                $1.15     $1.33
                                                   ========= =========

Weighted average basic shares outstanding             1,835     1,723
                                                   ========= =========


Income per diluted share                              $1.08     $1.23
                                                   ========= =========

Weighted average diluted shares outstanding           1,945     1,865
                                                   ========= =========

                               ATRION CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                   Mar. 31,   Dec. 31,
ASSETS                                               2006      2005
                                                  ----------- --------
                                                  (Unaudited)
Current assets:
   Cash and cash equivalents                            $189     $525
   Accounts receivable                                 9,585    8,291
   Inventories                                        17,390   17,705
   Prepaid expenses                                      636      832

   Deferred income taxes                                 620      620
                                                  ----------- --------
       Total current assets                           28,420   27,973
Property, plant and equipment, net                    41,517   35,254
Other assets                                          14,812   15,243
                                                  ----------- --------

                                                     $84,749  $78,470
                                                  =========== ========


LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities                                 9,066    8,226
   Line of credit                                      6,831    2,529
   Other non-current liabilities                       5,779    5,820
   Stockholders' equity                               63,073   61,895
                                                  ----------- --------

                                                     $84,749  $78,470
                                                  =========== ========



    CONTACT: Atrion Corporation
             Jeffery Strickland, 972-390-9800